Exhibit 9

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of the Schedule 13D/A (and any further amendment filed by them) with respect to the common stock, par value $0.001 per share, of Las Vegas Sands Corp., a Nevada corporation.

Dated:  March 17, 2022

/s/ Miriam Adelson	/s/ Miriam Adelson
ESTATE OF SHELDON G. ADELSON	MIRIAM ADELSON
Name: Miriam Adelson
Title: Executor

/s/ Irwin Chafetz
IRWIN CHAFETZ

THE GENERAL TRUST UNDER THE SHELDON G. ADELSON 2007 REMAINDER TRUST
THE GENERAL TRUST UNDER THE SHELDON G. ADELSON 2007 FRIENDS AND FAMILY TRUST

By:	/s/ Miriam Adelson	By:	/s/ Irwin Chafetz
Name:	Miriam Adelson	Name:	Irwin Chafetz
Title:	Trustee	Title:	Trustee

THE MIRIAM ADELSON TRUST

By:	/s/ Miriam Adelson
Name:	Miriam Adelson
Title:	Trustee

[Signature page to Amendment No.10 to Schedule 13D Joint Filing Agreement]